EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

ANTIBODY LIBRARY LICENSE AGREEMENT

This ANTIBODY LIBRARY LICENSE AGREEM ENT ("Agreement"), effective as of July 22, 2011 (the "Effective Date"), is between DYAX CORP., a Delaware corporation, with offices at 300 Technology Square, Cambridge, Massachusetts 02139, U.S.A. ("Dyax"), and KADMON PHARMACEUTICALS LLC, a Delaware limited liability company with its principal place of business at Alexandria Center for Life Sciences, 450 East 29th Street, 5th Floor, New York, New York 10016 ("Licensee").

WHEREAS, Dyax possesses intellectual property and know-how related to, among other things, the use of phage display to discover antibodies having novel binding properties;

WHEREAS, Licensee is engaged in the development and commercialization of products for human diseases and disorders; and

WHEREAS, Licensee desires to obtain, and Dyax agrees to provide, the Dyax Antibody Libraries (as defined herein) and a license to certain intellectual property owned or controlled by Dyax for use with the Dyax Antibody Libraries under the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereto agree as follows:

1.	DEFINITIONS.

1.1. "Affiliate" means, with respect to either Party, a corporation or other legal entity that controls, is controlled by, or is under common control with such Party.  For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

1.2. "Affimed Agreement" means that certain Patent Cross-License Agreement dated August 4, 2003 by and between Affimed Therapeutics AG (“Affimed") and Dyax.

1.3. "Affimed Patent Rights" means United States Patent Nos. 5,840,479 and 6,319,690 and all Patent Rights which claim priority or otherwise derive therefrom including, without limitation the patents and patent applications listed on Appendix A hereto and any other patent applications or patents licensed to Dyax under the Affimed Agreement.

1.4. "Affimed Sublicense" has the meaning set forth in Section 3.2 hereof.

1.5. "Antibody" means a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof or a gene encoding such a molecule.

1.6. "Biosite Agreement" means that certain License Agreement dated March 28, 2002 by and between Biosite Incorporated (“Biosite”) and Dyax.

1.7. "Biosite Patent Rights" means (a) all patents and patent applications  described herein in the attached Appendix B, (b) all patents that have issued or in the future issue therefrom, including without limitation utility, model and design patents and certificates of invention, and (c) all divisionals, continuations, continuations-inpart, reexaminations, reissues, renewals, extensions or additions to any such patent applications and patents, as well as all foreign counterparts thereof and any other patent applications or patents licensed to Dyax under the Biosite Agreement.

1.8. "Biosite Sublicense" has the meaning set forth in Section 3.3 hereof.

1.9. "CAT" means Medlmmune Limited, formerly known as Cambridge Antibody Technology Limited.

1.10. "CAT Agreement" means that certain Amended and Restated License Agreement dated as of June 21, 2006 by and between CAT and Dyax.

1.11. [***]

1.12. "CAT Patent Rights" means the patents and patent applications listed in Appendix D hereto and any patents issuing from such patent applications, together with any divisionals, registrations, confirmations, reissues, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, renewals or supplementary protection certificates thereof throughout the world and any other patent applications or patents licensed to Dyax under the CAT Agreement or the CAT Product License.

1.13. "CAT Product License" means a license from CAT which is required, under the terms of the CAT Agreement, to be granted (prior to the commencement of the first Phase I Clinical Trial of a Therapeutic Antibody Product) in order to commercialize Licensed Antibodies to any Target, as described in more detail in Section 3.4. The form of CAT Product License is attached hereto as Appendix E.

1.14. "CAT Sublicense" has the meaning set forth in Section 3.4(c) hereof.

1.15. "CAT Valid Claim" means a claim of an issued and unexpired patent included within the CAT Patent Rights which has been licensed to CAT by the Medical Research Council which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.16. "Commercial Field" means all human therapeutic uses, excluding Research Products.

1.17. "Commercial License" has the meaning set forth in Section 3.1(b)(ii) hereof.

1.18. "Commercially Reasonable and Diligent Efforts" shall mean the level of effort and resources normally used by a Party for a product or compound owned or controlled by it, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a product issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product's entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors.

1.19. "Confidential Information" has the meaning set forth in Section 6.1 hereof.

1.20. "Display Library" means a collection of at least 1,000 genetically different organisms that each contains genetic information encoding a different fusion protein, wherein such collection was created for the purpose of displaying such fusion protein on the outer surface of such organisms.

1.21. "Domantis Agreement" means that certain Cross License Agreement dated April 6, 2006 by and between Domantis Limited ("Domantis") and Dyax.

1.22. "Domantis Patent Rights" means (a) all patents and patent applications described herein in  the attached Appendix F, (b) all patents that have issued or in the future issue therefrom, including without  limitation utility, model and design patents and certificates of invention and (c) all divisionals, continuations, continuations-inpart, reexaminations, reissues, renewals, extensions or additions to any such patent applications and patents, as well as all foreign counterparts thereof and any other patent applications or patents licensed to Dyax under the Domantis Agreement.

1.23. "Domantis Sublicense" has the meaning set forth in Section 3.5 hereof.

1.24. "Dyax Antibody Libraries" means (i) Dyax's proprietary phagemid-based Fab libraries and phage-based Fab libraries of human antibody sequences described on Appendix G hereto and all materials, Updates provided pursuant to Section 2.2, and (ii) any second-generation phage or phagemid-based Fab based Display Library developed by Licensee in connection with the affinity maturation of a Licensed Antibody.

1.25. "Dyax Antibody Library Improvements" means any and all improvements to the Dyax Antibody Libraries and/or Dyax Materials discovered or made by Licensee by use of the Dyax Antibody Libraries and/or Dyax Materials, such as an increase in library diversity, efficiency of display, infectivity of the phage, and the like, and any library that is derived by Licensee from the Dyax Antibody Libraries.

1.26. "Dyax Know-How" means any know-how, data, technical or other information related to the Dyax Patent Rights Dyax Antibody Libraries and/or Dyax Materials in the possession of Dyax as of the Effective Date.  The Dyax Know-How includes those items identified as Dyax Know-How in Appendix G hereto.

1.27. "Dyax Materials" means any materials, including but not limited to antibody coding expression vectors and antibody expressing transfected cell lines (but excluding Antibodies) provided by Dyax related to the practice of the Dyax Antibody Libraries, including those materials set forth in Appendix G hereto and including all materials, Updates and improvements provided by Dyax pursuant to Section 2.2.

1.28. "Dyax Patent Rights" means the patents and patent applications set forth in Appendix H and any other patent application or patent owned by Dyax as of the Effective Date or acquired (by assignment, license, or otherwise) during the Library License Term related to antibody phage display and any patents issuing from such applications, together with any reissues, reexaminations, renewals, and extensions thereof, and all continuations, continuations-in-part and divisionals of the patents and patent applications throughout the world.

1.29. "Dyax Technology" means Dyax Patent Rights and/or Dyax Know-How and/or Dyax Antibody Libraries and/or Dyax Materials and/or Dyax Antibody Library improvements and/or Updates.

1.30. "First Commercial Sale'' means, with respect to any Product, the first commercial sale of any Product by Licensee, its Affiliates or Sublicensees in any country after grant of a Marketing Authorization in such country.

1.31. "Genentech Agreement" means that certain Patent Cross-License Agreement dated September 19, 2002 by and between Genentech Inc. ("Genentech") and Dyax.

1.32. "Genentech Patent Rights" means United States Patent Nos. 5,750,373, 5,780,279, 5,821,047, 5,846,765, 6,040,136 and any reissues, reexaminations, renewals, and extensions thereof, and all continuations, continuations-in-part and divisionals of the foregoing, and patents that issue on such applications; and all counterparts thereto in countries outside the United States, including without limitation, the patents and patent applications listed on Appendix I hereto and any other patent applications or patents licensed to Dyax under the Genentech Agreement.

1.33. "Genentech Sublicense" has the meaning set forth in Section 3.6 hereof.

1.34. "IND" means an Investigational New Drug Application filed with FDA or a similar application to conduct clinical studies in humans filed with an applicable Regulatory Authority outside of the United States.

1.35. "Indication" means a new and distinct disease category (for example, cancer versus inflammation) and does not mean a different type or subpopulation within the same primary disease {for example, colon cancer versus breast cancer).

1.36. "Licensee" means Kadmon Pharmaceuticals LLC, as identified above.

1.37. "Library License" has the meaning set forth in Section 3.1(a) hereof.

1.38. "Library License Term" means the period during which Licensee may continue to use the Dyax Technology to identify, isolate and generate Licensed Antibodies, as set forth in Section 9.1(a) hereof.

1.39. "Licensed Antibody" means any Antibody identified, generated, developed, produced or obtained by Licensee from the Dyax Antibody Libraries and/or Dyax Materials.  For the avoidance of doubt, the Parties acknowledge and agree that any Antibody identified from a source other than Dyax Antibody Libraries shall not become a Licensed Antibody solely as a result of Licensee's use of one or more Licensed Antibodies to validate the Target to which such Antibody binds.

1.40. "Licensed Antibody Information" means any data, know-how or other information relating, concerning or pertaining to a Licensed Antibody, including, without limitation, data, know-how or other information characterizing or constituting such Licensed Antibody's polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical property.

1.41. "Major Market" means any one of the following: (i) the United States of America, (ii) any country in Europe which is subject to the Marketing Authorization procedure of the European Medicines Evaluation Agency, or (iii) Japan.

1.42. "Marketing Authorization" means any approval (including all applicable pricing and governmental reimbursement approvals) required from the relevant Regulatory Authority to market and sell a Product in a particular country.

1.43. "NDA" means New Drug Application as defined in 21 CFR 314 or other comparable regulation imposed by the U.S. Food and Drug Administration, or its foreign counterpart.

1.44. "Net Sales" means, with respect to any Product sold by Licensee, its Affiliates or Sublicensees, the price invoiced by that party to the relevant Third Party purchaser (or in the case of a sale or other disposal otherwise than at arm's length, the price which would have been invoiced in a bona fide arm's length contract or sale) but deducting the costs of packing, transport and insurance, customs duties, any credits actually given for returned or defective Products, normal trade discounts actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser.  In the case of any sale of Product between or among Licensee, it's Affiliates and/or Sublicensees for later resale to a Third Party purchaser, Net Sales shall be calculated on the gross sales price invoiced to such Third Party purchaser.

In the event the Product is sold in the form of a Combination Product, Net Sales will be determined by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Product, if sold separately, and B is the invoice price of any other active component or components in the combination, if sold separately, in each case in the same country and similar class, purity and dosage as in the Combination Product.  If, on a country-by-country basis, the Product or the other active component or components in the Combination Product is / are not sold separately in such country, Net Sales shall be determined by multiplying actual Net Sales of such Combination Product by the fraction C/(C+D}, where C is the fair market value of the Product portion of such combination and D is the fair market value of the other a active component or components (such fair market values to be determined by mutual agreement of the parties or, in the absence of such mutual agreement, by a neutral Third Party mutually designated by the parties and whose decision shall be binding on the parties).

1.45. "Nominated Target" has the meaning set forth in Section 3.4(a)(iv) hereof.

1.46. "Party" means Dyax or Licensee, and "Parties" means Dyax and Licensee.

1.47. "Phase I Clinical Trial" means a human clinical trial in any country that is intended to initially evaluate the safety of an investigational Product in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a}, or other comparable regulation imposed by the U.S. Food and Drug Administration, or its foreign counterpart.

1.48. "Phase III Clinical Trial" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c) or other comparable regulation imposed by the U.S. Food and Drug Administration, or its foreign counterpart.

1.49. "Product" means any Therapeutic Antibody Product.

1.50. "Product Inventions" has the meaning set forth in Section 5.2 hereof.

1.51. "Quarter" means each period of three (3) months ending on March 31, June 30, September 30, or December 31 and "Quarterly" shall be construed accordingly.

1.52. "Regulatory Authority" means the United States Food and Drug Administration, or any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto.

1.53. "Research and Development" means, solely for the purposes of the XOMA Covenant (as described in

Section 3.7), the identification, selection, isolation, purification, characterization, study and/or testing of an Antibody for any purpose, including, without limitation, the discovery and development of human therapeutics.  Included within the definition of "Research and Development" shall be all in vitro screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval.

1.54. "Research Field" means use in in vitro and in vivo studies (including IND-enabling studies) in connection with Licensee's internal discovery and development programs, and not for any other purpose.  For the avoidance of doubt, the Research Field specifically excludes any studies in humans.

1.55. "Research License" has the meaning set forth in Section 3.1(b)(i) hereof.

1.56. "Research Products" means (i) any kit, vial or array (protein chip) containing one or more Antibodies intended for sale to an end user solely for research (and not diagnostic, prophylactic or therapeutic) purposes and (ii) any Antibodies sold to a Third Party for incorporation into any kit, vial or array (protein chip) that are intended for sale to an end user for research (and not diagnostic, prophylactic or therapeutic) purposes.  Research Products shall exclude Therapeutic Antibody Products.

1.57. "Selected Target" has the meaning set forth in Section 3.4(c) hereof.

1.58. "Sublicensee" means any person or entity to whom Licensee: (i) grants a license or sublicense or (ii) otherwise authorizes or allows (with or without the grant of a license or sublicense); to develop, make, have made, use, have used, distribute, have distributed, offer for sale, sell or have sold any Product.

1.59. "Target" means:

(a)

a polynucleotide sequence corresponding to a sequence identified in a publicly available curated database such as Genbank® by means of an accession number or similar sequence information that uniquely identifies that sequence; together with

(i)

all variants of the identified sequence in man and other species known and demonstrated to CAT or Dyax (as the case may be) at the time of submission [***] to Dyax (as the case may be) to have functional equivalence to (a); and

(ii)	all post-transcriptional material encoded by (a) and (i) (including splice variants); and

(iii)	all post-translational material encoded by such post-transcriptional material; and

(iv)	all multimeric forms of (iii) irrespective of whether homomeric or heteromeric; and

(v)

where any of (iii) or (iv) is known to form a heteromeric complex with one or more non-identical subunits, that heteromeric complex must be identified in its entirety at the time of submission to [***] Dyax (as the case may be) using such accession numbers of a publicly available curated database entry as correspond to each of the component subunits.

(b)	a non-proteinaceous antigen that is uniquely identifiable in a routine manner using publicly available curated databases and/or such other suitable written material as is available.

1.60. "Target Acceptance Notification" has the meaning set forth in Section 3.4(b)(iii) hereof.

1.61. "Therapeutic Antibody Product" means any preparation which is intended for use in the Commercial Field as a treatment or prevention of disease, infection or other condition in humans, which contains, comprises, or the process of development or manufacture of which utilizes one or more Licensed Antibodies.

1.62. "Third Party" means any entity other than (i) Dyax and its Affiliates, or (ii) Licensee and its Affiliates and Sublicensees.

1.63. "Third Party Phage Display Agreements" means (a) the Affimed Agreement, (b) the Biosite Agreement, (c) the CAT Agreement, (d) the Genentech Agreement, (e) the XOMA Agreement and (f) the Domantis Agreement.

1.64. "Updates" has the meaning set forth in Section 2.2 hereof.

1.65. ''Valid Claim" means (a) a claim of an issued and unexpired patent included in the Dyax  Patent Rights, Affimed Patent Rights, Biosite Patent Rights, CAT Patent Rights, Genentech Patent Rights, XOMA  Patent Rights or Domantis Patent Rights, as the case may be, which has not been held invalid in a final decision of a court or administrative authority of competent jurisdiction from which no appeal may be taken, and which has  not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a claim of a  pending patent application within the Biosite Patent Rights, Domantis Patent Rights or XOMA Patent Rights, as the case may be.

1.66. "XOMA Agreement" means that certain Amended and Restated License Agreement dated October 27,2006 by and between XOMA Ireland Limited ("XOMA") and Dyax, a redacted copy of which has been provided by Dyax to Licensee on or prior to the Effective Date.

1.67. "XOMA Covenant" has the meaning set forth in Section 3.1(c) hereof.

1.68. "XOMA Know-How" means unpatented or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols, whether now existing or obtained in the future, owned by XOMA which XOMA has the right to license or sublicense and which may be necessary for the practice of the XOMA Patent Rights or which would be misappropriated by the activities of Licensee contemplated hereunder but for this Agreement.  All XOMA Know-How shall be confidential information of XOMA.

1.69. "XOMA Patent Rights" means the patent applications and patents set forth in Appendix J attached hereto and incorporated herein, and, solely to the extent any Valid Claim would cover or be included in the license grants provided  for  herein, all  divisionals, continuations,  continuations-in-part,  applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any other patent rights owned by XOMA which XOMA has the right to license or sublicense and which would be infringed by the activities contemplated hereunder but for this Agreement.  XOMA Patent Rights shall also include (i) any improvements of the foregoing that are owned or controlled by XOMA and (ii) any patents or patent applications, whether now existing or obtained in the future, owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

2.	TRANSFER OF DYAX TECHNOLOGY.

2.1. Transfer to Licensee.  Within five (5) days after its receipt of the Technology Access Fee under Section 4.1, Dyax shall transfer to Licensee the Dyax Antibody Libraries (in quantities sufficient for at least 100 selections), Dyax Materials and Dyax Know-How, all for use by Licensee in accordance with the terms and conditions of this Agreement.   During each twelve (12) month period of the Library License Term, Dyax agrees to provide Licensee with additional quantities of the Dyax Antibody Libraries sufficient for 100 selections at no additional cost or expense to Licensee.   Furthermore, as needed and upon Licensee's request during the Library License Term (including any extensions exercised by Licensee under Section 9.1(a)), Dyax agrees to provide Licensee with additional quantities of the Dyax Antibody Libraries at a price no greater than Dyax's actual cost.

2.2. Updates.  On the first anniversary of the Effective Date and each such anniversary thereafter during the Library License Term, Dyax shall provide Licensee with all material updates and improvements made by Dyax to the Dyax Antibody Libraries, Dyax Materials and all related Dyax Know-How ("Updates") at no additional cost to Licensee and such Updates shall thereafter be deemed to be included in the Dyax Technology licensed to Licensee under Sections 3.1(a) and 3.1(b).

2.3. [***]

3.	GRANT OF RIGHTS.

3.1. Dyax Grants.

(a)	Library License. Subject to the terms and conditions of this Agreement (including without limitation, the restrictions set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 and the payment obligations set forth in Article 4), Dyax hereby grants to Licensee a world-wide, non-exclusive, royalty-free, non-transferable license, without the right to sublicense, under the Dyax Technology, Affimed Patent Rights, Biosite Patent Rights, CAT Patent Rights, Domantis Patent Rights and Genentech Patent Rights solely to make and use the Dyax Antibody Libraries and Dyax Materials to identify and isolate Licensed Antibodies during the Library License Term (the "Library License").

(b)

Licensed Antibodies.  With respect to each Licensed Antibody isolated by Licensee under the Library License granted to Licensee under Section 3.1(a) above, and subject to the terms and conditions of this Agreement (including without limitation, the restrictions set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 and the payment obligations set forth in Article 4), Dyax hereby grants to Licensee and its Affiliates:

(i)

a world-wide, non-exclusive, royalty-free license, under the Dyax Technology, Affimed Patent Rights, Biosite Patent Rights, CAT Patent Rights, Domantis Patent Rights and Genentech Patent Rights to use, have used, develop, make, have made, and import Licensed Antibodies, solely in the Research Field (the "Research License"); and

(ii)

an option to obtain a worldwide, non-exclusive license, under the Dyax Technology, Affimed Patent Rights, Biosite Patent Rights, CAT Patent Rights, Domantis Patent Rights and Genentech Patent Rights to develop, make, have made, use, have used, sell, offer for sale, have sold, import and export Therapeutic Antibody Products to the applicable Target in the Commercial Field (the "Commercial License") on the following terms:

(A)

Licensee shall have no rights to obtain a Commercial License unless Licensee also obtains a sublicense to a CAT Product License with respect to the applicable Target as contemplated in Section 3.4(b)(iv) hereof;

(B)

once Licensee has obtained a sublicense to a CAT Product License to the applicable Licensee Target (which must be obtained prior to the commencement of the first Phase I Clinical Trial of a Therapeutic Antibody Product or two (2) years following the expiration of the Library license Term), Dyax shall and hereby does grant to Licensee a Commercial License to the applicable Target (which Commercial License shall not be evidenced  by a separate agreement but shall be automatically granted upon execution of a CAT Sublicense with respect to the applicable licensee Target);

(C)

the Commercial License granted to Licensee under Section 3.1(b)(ii) shall be subject to the terms and conditions of this Agreement, including without limitation, the restrictions set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 and the payment obligations set forth in Article 4;

(D)

subject to the restrictions imposed by the CAT and XOMA Agreements (as set forth in Sections 3.4 and 3.7), licensee may sublicense the rights granted to Licensee under the Commercial License to allow Third Parties to use Licensed Antibodies and Licensed Antibody Information to develop, make, have made, use, have used, sell, offer for sale, have sold, import and export Therapeutic Antibody Products to the applicable Target in the Commercial Field; provided that Licensee shall have no right to sublicense the Affimed Patent Rights, Biosite Patent Rights or Genentech Patent Rights (which restriction shall not be construed to prevent Licensee from making, having made, using, selling, offering for sale, and importing or exporting Therapeutic Antibody in the Commercial Field, which activities are agreed and understood by the Parties are not covered by Valid Claims of the Affimed Patent Rights, Biosite Patent Rights or Genentech Patent Rights).

(c)	XOMA Covenant. Subject to the terms and conditions of this Agreement, including the provisions of Section 3.7 below, Dyax represents to Licensee that, pursuant to a covenant running from XOMA to Dyax contained in the XOMA Agreement (the "XOMA Covenant"), XOMA has agreed that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How to the extent reasonably necessary to allow parties such as Licensee to use the Dyax Antibody Libraries and Dyax Materials to conduct the Research and Development activities that are contemplated under the terms of this Agreement.

3.2. Restrictions on the Affimed Sublicense.  As required by the Affimed Agreement, Licensee hereby acknowledges and agrees that any sublicense granted to Licensee under the Affimed Patent Rights pursuant to the provisions of Sections 3.1(a) and 3.1(b) above (the "Affimed Sublicense") is subject to the following provisions:

(a)

Nothing in this Agreement shall be deemed to grant Licensee rights under the Affimed Patent Rights broader than the field and scope of the license granted to Dyax under the Affimed Agreement; and nothing in this Agreement shall be deemed to grant Licensee the right to (i)  make, sell, offer for sale or import any composition of matter other than Products which would, but for the licenses granted herein, infringe a Valid Claim of the Affimed Patent Rights, or (ii) use any phage or phagemid library other than a Dyax Library;

(b)	The Affimed Sublicense shall be subject to the applicable terms and conditions of the Affimed Agreement;

(c)

Licensee agrees that, promptly after execution of this Agreement, Dyax shall deliver to Affimed only those relevant portions of this Agreement evidencing the sublicense granted hereunder is in compliance with the terms and conditions set forth in the Affimed Agreement;

(d)	In the event that the Affimed Agreement is terminated prior to its expiration for any reason, the Affimed Sublicense shall terminate; and

(e)	If Licensee fails to comply with any terms and conditions set forth in this Section 3.2, the Affimed Sublicense shall automatically terminate.

3.3. Restrictions on the Biosite Sublicense.  As required by the Biosite Agreement, Licensee hereby acknowledges and agrees that the sublicense granted to Licensee under the Biosite Patent Rights pursuant to Sections 3.1(a) and 3.1(b) above (the "Biosite Sublicense") is subject to the following provisions:

(a)

Nothing in this Agreement shall be deemed to grant Licensee rights under the Biosite Patent Rights broader than the field and scope of the license granted to Dyax under the Biosite Agreement; and nothing in this Agreement shall be deemed to grant Licensee the right to (i) make, sell, offer for sale or import any composition of matter other than Products which would, but for the licenses granted herein, infringe a Valid Claim of the Biosite Patent Rights, (ii) use any phage or phagemid library other than a Dyax Antibody Library, or (iii) research, develop, make, have made, use, offer for sale, sell, have sold or import any in vitro diagnostic product for any disease, state, or condition in humans;

(b)	The Biosite Sublicense shall be subject to the applicable terms and conditions of the Biosite Agreement;

(c)

Licensee hereby covenants and agrees not to enforce (or attempt or purport to enforce) against Biosite or its Affiliates, and to cause its Affiliates not to enforce (or attempt or purport to enforce) against Biosite or its Affiliates, any patent that claims (or purports to claim) any process of, any composition for or any use of (i) creating, constructing or producing immune libraries from immunized rodents for the purpose of phage display therefrom of antibodies or binding fragments thereof, or (ii) phage display of antibodies or binding fragments thereof, or (iii) selecting or producing antibodies or binding fragments thereof  derived from such libraries.  The obligations under this Section 3.3(c) shall survive any termination of this Agreement or the Biosite Sublicense.Furthermore, Licensee agrees that the obligations under this Section 3.3(c) shall transfer with any sale, disposition or other grant of rights by Licensee or its Affiliates of the applicable patent right(s).  In the event of any material breach of this Section 3.3(c) by

Licensee, or any action by an Affiliate of Licensee in contradiction to this Section 3.3(c), the Biosite Sublicense shall immediately terminate;

(d)

Licensee agrees that, promptly after execution of this Agreement, Dyax shall have the right to deliver to Biosite relevant portions of this Agreement evidencing the sublicense granted hereunder by Dyax and compliance with the terms and conditions set forth in the Biosite Agreement;

(e)	If the Biosite Agreement is terminated prior to its expiration for any reason, the Biosite Sublicense shall terminate; and

(f)

The Biosite Sublicense shall not be effective unless and until Dyax delivers to Biosite relevant portions of a signed copy of this Agreement evidencing the Biosite Sublicense and compliance with the terms and conditions set forth in the Biosite Agreement and Dyax hereby agrees and covenants to comply with this requirement promptly after execution of this Agreement.  In addition, if Licensee fails to comply with any of the terms and conditions set forth in this Section 3.3, the Biosite Sublicense shall automatically terminate.

3.4. Restrictions on the CAT Patent Rights.  As required by the CAT Agreement, the Parties acknowledge and agree that the license granted to Licensee under the CAT Patent Rights pursuant to Sections 3.1(a) and 3.1(b) above is subject to the following provisions:

(a)	CAT Product License.

(i)

As required by the CAT Agreement, in the event that Licensee wishes to develop and commercialize any Product with respect to a Target, then Licensee must first obtain a sublicense under a CAT Product License with respect to such Target.  Furthermore, each such sublicense must be obtained prior to the earlier of (i) the commencement of the first Phase I Clinical Trial in relation to any Therapeutic Antibody Product related to such CAT Product License, or (ii) two (2) years following the expiration of the Library License Term.

(ii)

Dyax hereby warrants and represents that, under the CAT Agreement, CAT has granted Dyax a certain number of options to obtain CAT Product Licenses.  Upon execution of this Agreement, Dyax will guarantee Licensee the right to obtain a CAT Sublicense under three (3) CAT Product licenses in accordance with the terms of this Section 3.4.  In addition, after Licensee has executed a CAT Sublicense with respect to these three (3) guaranteed CAT Product Licenses, then, provided that Dyax determines that it has sufficient availability to allow for an additional guarantee, Dyax will immediately guarantee licensee the right to obtain a CAT Sublicense under one (1) additional CAT Product License and shall also notify Licensee of this guarantee (or its denial if Dyax determines that it does not have sufficient availability to allow for such guarantee).  This process will continue during the Term of this Agreement, with Dyax guaranteeing Licensee the right to obtain a CAT Sublicense under one (1) additional CAT Product License, subject to availability, each time licensee has executed a CAT Sublicense with respect to the CAT Product License previously guaranteed to Licensee.  For purposes of clarification and other than as set forth in Section 3.4(a)(ii)(B) below, the availability for each additional guaranteed CAT Product License (beyond the initial three) shall be determined by Dyax, in view of other ongoing collaborations and internal research projects, and will be made by Dyax in its sole discretion.

(iii)

As required by the CAT Agreement, in the event that Licensee wishes to develop and commercialize any Product with respect to a Target, then prior to the commencement of the first Phase I Clinical Trial in relation to any Therapeutic Antibody Product, Licensee must first obtain a sublicense under a CAT Product License with respect to such Target.

(iv)	In order to determine whether a CAT Product License can be obtained with respect to a Target, Licensee must first request that Dyax submit such Target (the "Nominated Target") [***].

(b)	[***]

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(c)

Reservation of Nominated Targets.  Pursuant to the terms of the CAT Agreement, Dyax may place a limited number of Targets that have passed the CAT Gatekeeping Procedure on a reservation list.  Licensee shall have the right to place up to three (3) Nominated Targets on this reservation list at any one time, whereby each such licensee Target will be reserved for a period of twelve (12) months from the date of that Dyax received the Target Acceptance Notice for such Nominated Target. Licensee may extend the reservation period by an additional six (6) months notification and payment of a non-refundable reservation fee of fifty thousand dollars ($50,000) at least five (5) business days before the expiration of the twelve (12) month reservation period, which amount will be fully creditable towards the CAT Product License fee due under Section 4.3. For the purposes of this Section 3.4(c) "reserved for" means that a CAT Product License will continue to be available to Dyax (and Licensee, as Dyax's sublicensee) during that reservation period; provided that, if, at any time during which a Nominated Target is reserved on Licensee's behalf in accordance with this Section 3.4(c), Dyax receives notice from CAT that a Third Party has requested from CAT an exclusive license in respect of the relevant Nominated Target, pursuant to an agreement entered into between CAT and that Third Party prior to January 3, 2003, Dyax will then so notify Licensee.  Licensee will then have twenty (20) days from the date of such notice to decide whether or not it wishes to take a CAT Product License for that Nominated Target.  If Licensee notifies Dyax within that period that it does not wish to take such a CAT Product License or fails to notify Dyax at all then such Nominated Target shall no longer be reserved and CAT may grant an exclusive license in respect of such Nominated Target.

(d)

Sublicense of CAT Product License.  Upon receipt of a Target Acceptance Notification, or at any point during the reservation period described in Section 3.4(c), Licensee may, by written notice and by payment of the Product License Fee referred to in Section 4.3, request that Dyax secure a CAT Product license for the Nominated Target.  In such event, Dyax shall have ten (10) business days in which to obtain secure a CAT Product License with respect to such Nominated Target, and to deliver to licensee a fully executed redacted copy thereof.  Within ten (10) business days following delivery of such redacted copy, Dyax and Licensee shall enter into a written sublicense agreement, the form of which is attached hereto as Appendix K (a "CAT Sublicense"), under which Dyax shall grant to Licensee a worldwide, non-exclusive sublicense (and thereby concurrently the Commercial license) to the rights granted to Dyax under the CAT Product License to develop, make, have made, use, sell, offer for sale, import and export Products against such licensee Target in the Commercial Field.

(e)

Effect of Termination of CAT Agreement.  Pursuant to the terms of the CAT Agreement, upon termination of the CAT Agreement, Dyax represents and warrants that (i) any CAT Product License granted to Dyax before the date of termination shall continue and the Parties will continue to be bound by the terms of the CAT Agreement in relation to any such CAT Product license, and (ii) any CAT Sublicense granted by Dyax to licensee under a CAT Product license pursuant to this Agreement will continue in force provided that Licensee is not in breach of the relevant any CAT Sublicense and licensee agrees to enter into a direct agreement with CAT upon the terms of the CAT Product License Agreement.  The Parties acknowledge that Licensee derives independent and significant value from the agreements set forth in the CAT Agreement and may rely thereon and to that extent only shall have the right to enforce the provisions of Section 3.4(e)(ii) above and be a third party beneficiary for that purpose only.

(f)

Licensee Acknowledgement.  As required by the CAT Agreement, Licensee hereby acknowledges and agrees that Dyax must request, and be granted a CAT Product License, in relation to a Therapeutic Antibody Product prior to Dyax or Licensee's commencement of the first Phase I Clinical Trial in relation to such Therapeutic Antibody Product.

(g)

Third Party Beneficiary Right.  As required by the CAT Agreement, Licensee agrees that CAT shall be a third party beneficiary of the CAT Sublicense and CAT shall have the right to enforce (including claim damages as a result of any breach) of such CAT Sublicense.  If at any time CAT does have to enforce its rights under such CAT Sublicense Dyax will, if requested by CAT, supply to CAT a copy of the relevant CAT Sublicense as soon as possible.

3.5. Restrictions on the Domantis Sublicense. Licensee hereby acknowledges and agrees that the sublicense granted to Licensee under the Domantis Patent Rights pursuant to Sections 3.1(a) and 3.1(b) above (the "Domantis Sublicense") is subject to the following provisions:

(a)

Nothing in this Agreement shall be deemed to grant Licensee rights under the Domantis Patent Rights broader than the field and scope of the license granted to Dyax under the Domantis Agreement; and nothing in this Agreement shall be deemed to grant Licensee the right to (i) make, sell, offer for sale or import any composition of matter other than Products which would, but for the licenses granted herein, infringe a Valid Claim of the Domantis Patent Rights, or (ii) use any phage or phagemid library other than a Dyax Antibody Library; and

(b)

Licensee agrees that, promptly after execution of this Agreement, Dyax shall have the right to notify Domantis of this Agreement in compliance with the terms and conditions set forth in the Domantis Agreement.

3.6. Restrictions on the Genentech Sublicense. As required by the Genentech Agreement, Licensee hereby acknowledges and agrees that the sublicense granted to Licensee under the Genentech Patent Rights pursuant to the provisions of Sections 3.1(a) and 3.1(b) above (the "Genentech Sublicense") is subject to the following provisions:

(a)

Nothing in this Agreement shall be deemed to grant Licensee rights under the Genentech Patent Rights broader than the field and scope of the license granted to Dyax under the Genentech Agreement and; and nothing in this Agreement shall be deemed to grant Licensee the right to (i) make, sell, offer for sale or import any composition of matter other than Products which would, but for the  licenses granted  herein, infringe a Valid Claim of the Genentech Patent Rights, or (ii) use any phage or phagemid library other than a Dyax Antibody Library; and such rights shall be subject to the applicable terms and conditions of the Genentech Agreement.

(b)	The Genentech Sublicense shall be subject to the applicable terms and conditions of the Genentech Agreement;

(c)	Licensee agrees that, promptly after execution of this Agreement, Dyax shall have the right to deliver to Genentech relevant portions of this Agreement evidencing the sublicense granted hereunder is in compliance with the terms and conditions set forth in the Genentech Agreement;

(d)	In the event that the Genentech Agreement is terminated prior to its expiration for any reason, the Genentech Sublicense shall terminate; and

(e)	If Licensee fails to comply with any terms and conditions set forth in this Section 3.6, the Genentech Sublicense shall automatically terminate.

3.7. Restrictions Applicable to the XOMA Covenant. Licensee acknowledges and agrees that:

(a)	Licensee has received from Dyax a copy of the XOMA Agreement;

(b)

Licensee's rights under the XOMA Covenant are subject to all of the limitations, restrictions and other obligations contained in the XOMA Agreement that are applicable to Dyax Collaborators who have received licensed Antibody Phage Display Materials (as such terms are defined in the XOMA Agreement), including those provisions set forth in Section 2.5(a)(i)-(viii) thereof;

(c)

the XOMA Covenant, as extended to Licensee, shall not apply to use of the XOMA Expression Technology (as such term is defined in the XOMA Agreement) and that Dyax has not provided to Licensee any know-how or materials relating to the XOMA Expression Technology;

(d)	Dyax shall have the right to deliver to XOMA a written report which shall specify the name, address and contact person for Licensee as required by Section 2.6(a) of the XOMA Agreement.

3.8. Limitation of Rights.  Licensee acknowledges that its rights with respect to the Dyax Technology, Affimed Patent Rights, Biosite Patent Rights, CAT Patent Rights, Genentech Patent Rights, and XOMA Patent Rights are limited to those expressly granted in this Article 3.  licensee acknowledges and agrees that, except as expressly set forth in this Agreement, no other rights or licenses, express or implied, are granted to any patents, patent applications, inventions, trademarks, trade secrets or other intellectual property, or to any materials, information, data or know-how, of the other Party.  Without in any way limiting the scope of the foregoing, Licensee also acknowledges and agrees that:

(a)	no rights are granted to Licensee by Dyax outside of the Research Field and, upon exercise of its option to obtain a Commercial License, the Commercial Field;

(b)

Licensee shall not transfer the Dyax Antibody Libraries, Dyax Materials, or Dyax Know How to any Third Party and shall not perform services using the Dyax Antibody Libraries, Dyax Materials or Dyax Know-How for any Third Party; provided that Licensee may transfer Dyax Materials and Licensed Antibodies to Third Parties to the extent required to perform research and development activities hereunder;

(c)

Dyax has previously licensed and will continue to license use of the Dyax Antibody Libraries to Third Parties and as such it may be possible that Third Parties may generate the same Antibodies as Licensee and therefore have access and rights to same, and nothing contained in this Agreement shall be deemed to prohibit or restrict Dyax from continuing to supply Dyax

Antibody Libraries to Third Parties, or serve as the basis for any claim of liability against Dyax as a result of such activities; and

(d)

Dyax has used and will continue to use the Dyax Antibody Libraries and Dyax Patent Rights in connection with Dyax's own internal research and development activities to discover Antibodies and as such it may be possible for Dyax to generate Antibodies or products that are the same or similar to Licensed Antibodies or Products developed by Licensee; and

(e)	any Dyax Materials that are provided by Dyax to Licensee are to be used for research purposes only.

3.9. Diligence Requirement.  Licensee agrees to use Commercially Reasonable and Diligent Efforts to research, develop and commercialize Licensed Antibodies into commercial products.  Specifically, Licensee agrees that its rights to obtain a Commercial License with respect to each Licensed Antibody directed towards a Target or Bi Specific Target shall terminate unless Licensee has obtained a Commercial License with respect to such Target or Bi Specific Target within four (4) years following the expiration of the Library License Term.  Furthermore, upon obtaining a Commercial License, Licensee agrees that it shall obtain approval of an IND (or non-US equivalent) within 5 years.  Upon approval of the ND, Licensee agrees to use Commercially Reasonable and Diligent Efforts to develop and clinically test, market and sell such Product in the Commercial Field, which will be deemed satisfied if, during any given calendar year, Licensee: (i) has expended at least one million dollars ($1,000,000.00) in development of the Product; (ii) is manufacturing the Product for a clinical trial under an approved IND Application; (iii) is actively conducting a Phase I, II or III clinical trial with respect to the Product; (iv) filed a Biologics License Application ("BLA") for the Product; (v) pursuing a filed BLA for the Product; (vi) received approval of a BLA for the Product; or (vii) has launched or is selling the Product in a Major Market country.  Until the first filing for Marketing Authorization for any Product, Licensee shall provide Dyax with annual written reports summarizing its development and commercialization efforts for all Products during the period since the previous such report; provided that such reports shall not be required to include any non-public technical or scientific information.  Dyax agrees that the efforts of Licensee's Affiliates, Collaborators or Sublicensees may satisfy Licensee's obligations under this Section 3.9.

3.10. Additional Licensee Covenant.  In partial consideration for the grant of rights hereunder, Licensee agrees that neither it nor any of its Affiliates, Sublicensees or collaborators (to the extent they claim rights or receive rights under this Agreement) shall seek a judgment of invalidity or unenforceability of, enter into any opposition to, and/or appeal from any decision with respect to validity or enforceability of the Dyax Patent Rights and shall not assist or otherwise cooperate with another party, unless compelled by a court of competent jurisdiction, in any such attempt to obtain judgment, opposition or appeal without first giving Dyax written notice forty-five (45) days prior to such action.  Dyax and Licensee agree that this covenant is a material term of this Agreement, and breach of this covenant will constitute a material breach of this Agreement.

4.	PAYMENTS AND REPORTS.

4.1. Technology Access Fee. Licensee shall pay to Dyax a technology access fee of [***] within five (5) business days of the Effective Date of this Agreement.

4.2. Annual license Maintenance Fee.

(a)

Licensee shall pay to Dyax an annual fee on or before the first (1st) anniversary of the Effective Date and each anniversary of the Effective Date thereafter during the library License Term.  The license fee for the term of the license shall be [***].

(b)

Licensee acknowledges and agrees that the annual fees for the second and third years of the license shall be committed fees, and shall be due and payable even if the term of the Library License and/or this Agreement is otherwise terminated by the Licensee.

(c)	The failure by Licensee to provide payment of the annual fee on or before the due date shall permit Dyax to terminate this Agreement pursuant to Section 9.2(c) hereof.

4.3. Product License Fee.  Licensee shall pay to Dyax a product license fee of [***] (less any reservation fee previously paid by Licensee under Section 3.4(c)) prior to the execution of a CAT Product License with respect to any Selected Target.  If for any reason a signed copy of such CAT Product License is not provided to Licensee within ten (10) business days after the receipt of such fee, Licensee may request its immediate return, and Dyax shall promptly do so.

4.4. Therapeutic Development Milestones.  Within thirty (30) days of the occurrence of each of the following events by Licensee, its Affiliates or Sublicensees with respect to a Therapeutic Antibody Product against a particular Selected Target in the first Indication, Licensee shall make the following payments to Dyax:

[***]

For subsequent  Indications, Therapeutic Development Milestones in the above chart shall be reduced by fifty percent (50%).

4.5. Therapeutic Antibody Product Royalties.  Licensee shall pay to Dyax royalties of [***] on Net Sales for Therapeutic Antibody Products commercialized by Licensee, its Affiliates or Sublicensees, calculated separately for each Therapeutic Antibody Product.

4.6. Duration of Royalty Payments.  The royalties payable by Licensee to Dyax pursuant to Sections 4.5 hereof shall be payable on a country-by-country and Product-by-Product basis for a period commencing with the First Commercial Sale in the relevant country [***].

4.7. No Offset.  Licensee shall not be entitled to offset any royalties that may be due to any Third Party in connection with the development, manufacture, use or sale of any Product against any royalties due to Dyax under this Agreement.  Licensee shall be responsible for any and all fees, royalties and other payments that may be due to any Third Party for any Product, provided that Dyax shall be responsible for the payment of all fees, royalties and other payments under the Third Party Phage Display Agreements (except where Licensee elects to enter into a direct Agreement with CAT pursuant to Section 3.4(e) in which event the amount of royalties payable to CAT by Licensee may be offset against those payable hereunder).  All fees payable by Licensee under this Article 4 shall are nonrefundable and, unless otherwise expressly provided, may not be credited against any other sums which may be payable by Licensee under this Agreement

4.8. Reports. Payments. Records and Audits.

(a)

Licensee shall make the payments due to Dyax under this Article 4 in United States Dollars.  Where the payments due to Dyax under this Article 4 are being converted from a currency other than United States Dollars, Licensee will use the conversion rate reported in The Wall Street Journal two (2) Business Days before the day on which Licensee pays Dyax.  Such payment will be made without deduction of exchange, collection or other charges.

(b)	All royalty payments will be made at Quarterly intervals. Within forty-five (45) days of the end of each Quarter after the First Commercial Sale of each Product in any country, Licensee shall prepare a statement which shall show on a country-by-country basis for the previous Quarter Net Sales of each Product by Licensee or its Affiliates or Sublicensees and all monies due to Dyax based on such Net Sales.  That statement shall include details of Net Sales broken down to show the country of the sales and the total Net Sales by Licensee or its Affiliates or Sublicensees in such country and shall be submitted to Dyax within such forty-five (45) day period together with remittance of the monies due.

(c)

All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority.  Any tax (other than VAT) which Licensee is required to pay or withhold with respect of the payments to be made to Dyax hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Licensee shall give Dyax such assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable Dyax to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.  If by law, regulation or fiscal policy of a particular country, a remittance of royalties in the currency stipulated in Section 4.8(a) above is restricted or forbidden, notice thereof will be promptly given to Dyax, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Dyax in a recognized banking institution designated by Dyax or its Affiliates.  When in any country a law or regulation that prohibits both the transmittal and deposit of such payments ceases to be in effect, all royalties or other sums that Licensee would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

(d)

Licensee shall keep and shall procure that its Affiliates and Sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Dyax pursuant to this Agreement.  Those records and books of account shall be kept for seven (7) years following the end of the calendar year to which they relate.  Upon Dyax's written request, a  firm of accountants appointed by agreement between the Parties or, failing such agreement within ten (10) business days of the initiation of  discussions between them on this point Dyax shall have the right to cause an international firm of independent certified public accountants that has not performed auditing or other services for either Party or their Affiliates and is acceptable to Licensee, such acceptance not to be unreasonably withheld, to inspect such records and books of account.  In particular such firm:

(i)

shall be given access to and shall be permitted to examine and copy such books and records of Licensee and its Affiliates and Sublicensees upon twenty (20) business days notice having been given by Dyax and at all reasonable times on business days for the purpose of certifying that the Net Sales or other relevant sums  calculated  by  licensee  and  its Affiliates  and  Sublicensees  during  any calendar year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

(ii)

prior to any such examination taking place, such firm of accountants shall undertake to Licensee that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including Dyax, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Section envisages;

(iii)	any such access examination and certification shall occur no more than once per calendar year and will not go back over records more than two (2) years old;

(iv)	Licensee and its Affiliates and Sublicensees shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

(v)

the cost of the accountant shall be the responsibility of Licensee if the certification shows it to have underpaid monies to Dyax by more than five percent (5%) and the responsibility of Dyax otherwise.

(e)

All payments due to Dyax under the terms of this Agreement are expressed to be exclusive of value added tax (VAT) howsoever arising.  If Dyax is required to charge VAT on any such payment, Dyax will notify Licensee.  Licensee will then use all commercially reasonable endeavors to obtain a VAT registration as soon as reasonably possible in order to allow it to reclaim any VAT so chargeable.  If Licensee does obtain a VAT registration then VAT will be added to any relevant payment at the applicable rate.  If having used all commercially reasonable endeavors Licensee is not able to reclaim the VAT (in whole or in part) the Parties agree that the amount of any VAT payable will be shared between them equally.

4.9. Payments Made by Wire Transfer.  All payments made to Dyax under this Agreement shall be made by wire transfer to the following bank account of Dyax, or such other bank account as notified by Dyax to Licensee from time to time:

[***]

4.10. Late Payments.  If Licensee fails to make any payment to Dyax hereunder on the due date for payment, without prejudice to any other right or remedy available to Dyax it shall be entitled to charge Licensee interest (both before and after judgment) of the amount unpaid at the annual rate of LIBOR (London Interbank

Offering Rate) plus four percent (4%) calculated on a daily basis until payment in full is made without prejudice to Dyax's right to receive payment on the due date.

4.11. Licensee Acknowledgement.  Licensee acknowledges and agrees that the amount of milestones and royalties due under this Article 4 and the duration of the royalty payments (set forth in Section 4.8) have been chosen for the convenience of the Parties as payment for use of the Dyax Technology during the library License Term to identify, generate, develop, produce or obtain the Licensed Antibodies and licensed Antibody Information.

5.	INTELLECTUAL PROPERTY.

5.1. [***]

5.2. Ownership by Licensee.  As between the Parties, licensee shall own any Licensed Antibodies and Licensed Antibody Information, as well as any methods of manufacture and/or use of licensed Antibodies and Licensed Antibody Information (collectively, "Product Inventions"), and any intellectual property rights thereto. Dyax hereby grants and shall execute and deliver to Licensee, without charge, irrevocable assignments of all of its right, title and interest in and to such Product Inventions and any intellectual property rights thereto and shall take all other actions as may reasonably be requested by licensee to vest in Licensee all right, title and interest in such Product

Inventions and any intellectual property rights thereto.  Licensee shall have the sole right to prepare, file, prosecute, maintain, defend, and enforce patent applications and patents arising therefrom claiming Product Inventions.

5.3. Further Assurances.  The Parties agree to execute, acknowledge and deliver any documents, papers, instruments, applications and certificates, and make all payments, that may be necessary or appropriate in order to vest rights among the Parties as set forth in this Article 5. Each Party has and will have appropriate agreements with its employees and contractors necessary to fully effect the provisions of this Article 5. Each Party agrees to execute such assignments and other documents, to cause its employees and agents to execute such assignments and other documents, and to take such other actions, as may reasonably be requested by the other Party from time to time to give effect to the provisions of this Article 5.

6.	CONFIDENTIALI TY AND PUBLICITY.

6.1. Definition of Confidential Information.  Except as otherwise expressly provided in this Agreement, the term "Confidential Information" shall mean (i) any information, correspondence, drawings, manuals and other documents transmitted or communicated directly or indirectly on behalf of one Party (the "Disclosing Party") to the other Party (the "Receiving Party) that is marked [or orally described) as "confidential" or "proprietary," (ii) any other data or information of the Disclosing Party, in any form, that relates to the products or services provided by the Disclosing Party, or to the activities of the Disclosing Party, its licensees or Affiliates, that is held in confidence by the Disclosing Party or (iii) any conversations statements, discussion of issues, or draft documents relating to the scope or licensing of the Disclosing Party's intellectual property (collectively, "IP Discussions").  Confidential Information shall include, without limitation, patent and patent applications, ideas, techniques, sketches, drawings, works of authorship, models, inventions and know-how, processes, equipment, gene sequences, cell lines, samples, vectors, clones, media, chemical compounds, biological materials, algorithms, software programs, software source documents and client lists, and other information relating to the Disclosing Party's product research and development activities, marketing plans or other business activities (whether or not patentable).

6.2. Confidentiality.  With respect to any confidential information received by one Party from the other Party ("Confidential Information"), the receiving Party undertakes and agrees to during the term of this Agreement and for an additional period of five (5) years thereafter:

(a)	only use the Confidential information for the purposes envisioned under this Agreement and not to use the same for any other purpose whatsoever;

(b)

ensure that only those of its Affiliates and sublicensees and their respective officers, directors, employees, consultants or other advisors who are directly concerned with the carrying out of this Agreement have access to the Confidential information on a strictly "need to know" basis and are informed of the secret and confidential nature of it;

(c)

keep the Confidential information secret, confidential, safe and secure and shall not directly or indirectly disclose or permit to be disclosed the same to any Third Party other than those Affiliates, sublicensees and their respective officers, directors, employees, consultants or other advisors described in Section 6.2(b), or, with respect to financial information, to sources of finance, without the prior written consent of the disclosing Party, except to the extent disclosure is in connection with its use as envisioned under this Agreement;

(d)	ensure that the Confidential Information will not be covered by any lien or other encumbrance in any way; and

(e)

not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential information except in connection with its use as envisioned under this Agreement.

6.3. Exclusions. Confidential Information shall not include any Confidential Information which:

(a)	was in the public domain prior to this Agreement or becomes part of the public domain through no fault of the receiving Party, or

(b)

is known or becomes known to the receiving Party (having been generated independently by the receiving Party or by a Third Party in circumstances where it has not been derived directly or indirectly from any improper use of Confidential Information of the disclosing Party), or

(c)	is or was disclosed to the receiving Party at any time by a Third Party having no obligation of confidentiality with respect to such Confidential Information, or

(d)

is information concerning Product which Licensee is reasonably required to disclose to consultants (such as advertising agencies, reimbursement experts and marketing research companies), customers, healthcare professionals, consumers or regulatory agencies, or which is disclosed by Licensee to Affiliates and Sublicensees in order to allow them to make, market or sell Products; or

(e)

is disclosed by Licensee to a Third Party in exercising the rights and licenses granted under this Agreement, provided that such Third Party has confidentiality obligations similar to those of this Agreement.

6.4. Permitted Disclosure.  If receiving Party, its Affiliates or Sublicensees are required by law, regulation or court order to disclose any Confidential Information, receiving Party shall: (a) promptly notify disclosing Party; (b) reasonably assist it in obtaining a protective order or other remedy of disclosing Party's election; and (c) only provide that portion of the Confidential Information that is legally required.

6.5. Publicity.  No public announcement or other disclosures concerning the terms of this Agreement shall be made to a Third Party, whether directly or indirectly, by either Party (except confidential disclosures to those parties described in Section 6.2(b)) without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure except that: (i) a Party may disclose those terms which it is required by regulation or law to disclose, provided that it takes advantage of all provisions to keep confidential as many terms as possible; and (ii) a Party desiring to make such public announcement or other public disclosure shall obtain the consent of the other Party to the proposed announcement  or public disclosure  prior to public release.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement as required under the regulations of the U.S. Securities and Exchange Commission, applicable stock exchanges, NASDAQ and any other comparable foreign body including requests for confidential information or proprietary information of either Party included in any such disclosure.  Licensee agrees that Dyax may include Licensee on a list of Dyax licensees.  Dyax agrees Licensee, its Affiliates and Sublicensees may state that they are licensed under the rights hereunder.  In addition, a Party may disclose the terms and conditions of this Agreement to a Third Party in connection with an equity investment in such Party, a loan or other financing, a merger, consolidation, change in control or similar transaction by such Party, the transfer or sale of the assets of such Party relating to this Agreement, or in connection with the granting of a sublicense under this Agreement.  Licensee acknowledges and agrees that Dyax shall also be permitted to disclose this Agreement in confidence to Affimed, Biosite, CAT, Genentech and XOMA to the extent reasonably necessary to comply with Dyax's obligations pursuant to the Affimed Agreement, Biosite Agreement, CAT Agreement, Genentech Agreement and XOMA Agreement.  The Parties agree to release a mutually agreeable press release within seven (7) days of executing this Agreement.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1. Authorization.  Each Party represents and warrants to the other Party that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

7.2. Additional Dyax Representations.  Warranties and Covenants.  Dyax hereby represents, warrants, covenants and agrees that with respect to each Third Party Phage Display Agreement for the duration that the activities of Licensee may require a license thereunder (i) it shall not consent to any amendment or modification or termination of the Third Party Phage Display Agreements that would materially and adversely affect the licenses granted hereunder without the written permission of Licensee, such permission not to be unreasonably withheld (except in the case of CAT, to the extent that a license may be available directly under Section 3.4(e); (ii) it shall not assign any of the Third Party Phage Display Agreements without the written consent of Licensee (which consent shall not be unreasonably withheld), except that such consent shall not be required for assignment in connection with the transfer or sale of all or substantially all of its antibody phage display business, or in the event of its merger, consolidation, change in control or similar transaction, provided that such assignment does not adversely affect the Third Party Phage Display Agreements or Licensee's rights thereunder; and (iii) it shall promptly advise Licensee of any notice of a breach or intent to terminate any Third Party Phage Display Agreement that is received, and to the extent permitted under the Third Party Phage Display Agreement, Licensee shall have the right but not the obligation to cure any such breach.

7.3. Disclaimer.  Nothing in this Agreement is or shall be construed as (a) obligating Dyax to bring or prosecute actions or suits against Third Parties for infringement of any of the patent rights licensed or sublicensed by Dyax to Licensee hereunder, (b) obligating Dyax to maintain any patent or to continue to prosecute any patent application licensed or sublicensed by Dyax to Licensee hereunder, or (c)  granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Dyax or Third Parties, other than the licenses and rights expressly granted herein, regardless of whether such patents or other rights are dominant or subordinate to any patent rights licensed or sublicensed by one Party to the other Party hereunder.

7.4. No Other Warranties.  Nothing in this Agreement shall be construed as a warranty or representation by Dyax that the use of the Dyax Antibody Libraries or Dyax Materials and the practice of the patent rights and know-how licensed or sublicensed to Licensee hereunder will result in any Licensed Antibodies or Products, or as a warranty or representation by Dyax that the exploitation of any of the foregoing will be free from infringement of patents of Third Parties.  NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES  INCLUDING WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS (INCLUDING WITHOUT LIMITATION THE DYAX ANTIBODY LIBRARIES, DYAX ANTIBODY LIBRARY IMPROVEMENTS AND DYAX MATERIALS) OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, OR THAT ANY PRODUCT OR SERVICE MADE, USED, SOLD, OR OTHERWISE DISPOSED OF UNDER ANY LICENSE OR SUBLICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.  EXCEPT AS PROVIDED HEREIN, EACH

PARTY SPECFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES INCLUDING OF MERCHANT ABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OR SCOPE OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, ARISING FROM COURSE OF DEALING OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY

7.5. Limitation of Liability.  Except for indemnification as provided in Article 8, neither Party shall be liable to the other for consequential, incidental (including lost or anticipated revenues or profits), indirect or punitive damages arising from the performance or nonperformance of such Party under this Agreement whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

8.	INDEMNIFICATION.

8.1. Indemnification by Licensee.  Licensee shall indemnify, defend, and hold harmless Dyax and  its Affiliates, directors, officers, employees, representatives and agents and their respective successors, heirs and assigns (the "Dyax Indemnitees") against any liability, damage, loss, or expense (including reasonable attorneys fees  and expenses of litigation) incurred by or imposed upon the Dyax Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments in each case initiated by a Third Party which arise out of: (a) any Product developed or commercialized by or on behalf of Licensee; or (b) the negligence or willful  misconduct of Licensee in connection with this Agreement; or (c) the failure of Licensee to comply with the  provisions of this Agreement, including without limitation, Sections 3.2 through 3.7 and 4.1 through Error!  Reference source not found of this Agreement.  Notwithstanding the foregoing, Licensee shall have no obligation under this Section 8.1 with respect to any liability, damage, loss or expense arising out of the negligence or willful misconduct of any Dyax Indemnitee or the failure of Dyax or any Dyax Indemnitees to comply with the provisions of this Agreement.

8.2. Procedure.  A party that intends to claim indemnification under this Article 8 ("Indemnitee") shall: (i) promptly notify the indemnifying party (the "lndemnitor") in writing of any claim, action, suit, or other proceeding brought by Third Parties in respect of which the Indemnitee or any of its Affiliates, directors, officers, employees, representatives, agents and their respective successors, heirs or assigns intend to claim such indemnification hereunder; (ii) provide the Indemnitor sole control of the defense and/or settlement thereof, provided, however, such defense and/or settlement does not admit fault or create an obligation on Indemnitee for which Indemnitee has consented; and (iii) provide the lndemnitor, at the Indemnitor's request and expense, with reasonable assistance and full information with respect thereto.  Notwithstanding the foregoing, the indemnity obligation in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, to the extent such consent is not withheld unreasonably or delayed and it shall not be deemed unreasonable to withhold consent for an admission of fault by or material obligation created on Indemnitor.  Without limiting the foregoing provisions of this Section 8.2, the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any claim, suit or action under this Section 8.2 and the Indemnitee shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense, but the Indemnitor shall have the sole right to control the defense or settlement thereof in accordance with the terms of this Section 8.2.

9.	TERM AND TERMINATION.

9.1. Term of Library License.

(a)

Unless earlier terminated in accordance with this Section 9.1, the term of the Library License (the "Library License Term") shall commence on the Effective Date and remain in effect unless extended until the first to occur of (i) the fourth (4th) anniversary of the Effective Date, or (ii) the termination of this Agreement under Section 9.2(b), (c) or (d).

(b)	Licensee shall have the right to terminate the Library License Term at any time by providing six (6) months prior written notice to Dyax.

(c)

Upon expiration or termination of the Library License Term, the Library License will terminate and Licensee shall immediately cease all use of the Dyax Technology licensed under this Agreement and shall, as directed by Dyax, return to Dyax or destroy all Dyax Libraries and Dyax Library Materials in Licensee's possession; otherwise this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, if Licensee has taken one or more Commercial License(s), Licensee may continue use of the Dyax Antibody Libraries and Dyax Materials in respect of the relevant Target(s) being the subject of such Commercial License(s) and may retain quantities the Dyax Antibody Libraries and Dyax Materials for such purpose; but only if (i) Licensee is not in breach of its obligations under this Agreement, (ii) Licensee provides written notice to Dyax of its intent to continue to use the Dyax Antibodies Libraries for such purpose, and (iii) pays Dyax an annual license fee of $50,000 for such use, which license fee shall be due and payable on each anniversary of the termination of the Library License Term.

9.2. Term of Agreement.

(a)

Expiration.  Unless earlier terminated as provided in Sections 9.2(b),  9.2(c) and 9.2(d) below, this Agreement shall commence on the Effective Date and shall remain in effect with respect to each Licensed Antibody until the expiration date of the last to expire of Valid Claims licensed to Licensee hereunder.

(b)	Termination by Licensee. Licensee shall have the right to terminate this Agreement at any time by providing six (6) months prior written notice to Dyax.

(c)

Termination by Dyax.  In the event that Licensee fails to make timely payment of any amounts due to Dyax under Article 4 of this Agreement, Dyax may terminate this Agreement upon thirty (30) days prior written notice to Licensee, unless Licensee pays all past-due amounts prior to the expiration of such thirty (30) day notice period.  In the event that (i) Licensee breaches its covenant under Section 3.10, or (ii) Licensee or any of its Affiliates, Sublicensees (to the extent they claim rights or receive rights under this Agreement) seeks a judgment of invalidity or unenforceability of, enters into any opposition to, and/or appeal from any decision with respect to validity or enforceability of the Patent Rights or assists or otherwise cooperates with another party, unless compelled by a court of competent jurisdiction, in any such attempt to obtain judgment, opposition or appeal, Dyax may terminate this Agreement immediately by written notice to Licensee.

(d)

Termination for Other Material Breach.  Without limitation to any other legal or equitable remedies to either Party, in the event that either Party commits a material breach of any of its obligations under this Agreement other than those described in Section 9.2(c), and such Party fails to remedy that breach within sixty (60) days after receiving written notice thereof from the other Party, then the other Party may immediately terminate this Agreement upon written notice to the breaching Party.

9.3. Effect of Expiration or Termination of Agreement.

(a)

Upon the expiration or earlier termination of this Agreement and except as expressly provided for herein, all Confidential Information received hereunder shall be returned or destroyed at the disclosing Party's election (provided that the receiving Party may retain one copy to the extent necessary to comply with any contractual or other legal obligations applicable thereto), all rights and licenses granted to Licensee hereunder shall terminate and Licensee shall immediately cease all use of the Dyax Technology licensed under this Agreement and shall, as directed by Dyax, return to Dyax or destroy all Dyax Libraries and Dyax Library Materials in Licensee's possession.  Subject to the payment provisions of Article 4, Licensee may continue to use Licensed Antibodies and Licensed Antibody Information in existence as of the date of expiration or termination, in accordance with the license rights set forth in Section 3.1(b), which shall survive the expiration or earlier termination of this Agreement with respect to such Licensed Antibodies, as shall the rights of Licensee under any sublicense of any Product License granted to Dyax by CAT in accordance with Section 3.4(c) before the end of the Term, subject to the terms of such CAT Sublicense.

(b)

In addition to the survival described in the last sentence of Section 9.3(a) above, the following provisions shall survive the expiration or termination of this Agreement: Articles 1, 4, 5, 6, 8 and 0 and Sections 3.9, 7.3, 7.4 and this Section 9.3.

(c)

Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such expiration or termination.

(d)

In the event that Licensee disputes a payment obligation and Licensee notifies Dyax of such dispute and makes the payment under protest, then notwithstanding such payment, Licensee shall have the right to bring an action as to whether or not Licensee is obligated to make such payment and to the extent Licensee prevails in such action, Dyax shall return such disputed payment to Licensee.

(e)	This Agreement may be terminated only as expressly provided in this Article 9.

10.	DISPUTE RESOLUTION

10.1. Resolution by Executives.  Any dispute, controversy or claim initiated by either Party arising out of, or resulting from the breach or alleged breach by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party to this Agreement), whether before or after termination of this Agreement, shall be in the first instance referred to the respective chief executive officers of the Parties.

10.2. Arbitration.  If chief executive officers (or their representatives, it being agreed that the chief executive officer of either Party may designate a representative, provided such representative is empowered with decision making in the dispute) of the Parties fail to resolve any dispute as provided in Section 11.1 within thirty days, then such dispute shall be finally resolved by binding arbitration as follows:

(a)

A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.  Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30)-day period, the arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration Association (the "AAA").  The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party or of an Affiliate of either Party.

(b)

Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c)

The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 10.2(b), to discuss each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d)

The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in this Section 10.2. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e)	The (i) attorneys' fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f)	Any arbitration pursuant to this Section 10.2 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by a court in accordance with Section 11.4.

(g)

Nothing in this Section 10.2 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration in, a court in accordance with Section 11.4.  Should any Party seek injunctive relief, then for purposes of determining whether to grant such injunctive relief, the dispute underlying the request for such injunctive relief may be heard by a court in accordance with Section 11.4.

(h)	The arbitrator shall not award damages excluded pursuant to Section 7.5.

11.	MISCELLANEOUS.

11.1. Relationship of Parties.  Nothing in this Agreement or in the course of business between Dyax and Licensee shall make or constitute either Party a partner, employee, joint venturer or agent of the other. Neither Party shall have any right or authority to commit or legally obligate or bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

11.2. Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	Dyax Corp.
300 Technology Square
Cambridge, MA 02139, USA
Attention: Vice President, Business Development
Attention: Corporate Counsel, Legal Department
Fascimile: (617) 225-2501

If to Licensee:	Kadmon Pharmaceuticals LLC
Alexandria Center for Life Sciences
450 East 29th Street, 5th Floor
New York, New York, 10016
Attention: Senior Vice President, Business Development
Fascimile: (212) 683-2105

Either Party may change its designated address, contact person and facsimile number by notice to the other Party in the manner provided in this Section.

11.3. Assignment.  This Agreement may be assigned by Dyax without the prior written consent of Licensee.  The performance of the Licensee hereunder is of a personal nature and, therefore, neither this Agreement nor the license granted to licensee under Article 3 may be assigned, sublicensed (except as expressly provided under Article 3), or otherwise transferred by the Licensee without the prior written consent of Dyax, and any such attempted assignment, sublicense or transfer, directly or indirectly, shall be void and of no force or effect; provided that Licensee may assign this Agreement by operation of law pursuant to a merger or sale of all or substantially all of Licensee's assets without the consent of Dyax.  The direct or indirect transfer or issuance of any shares of the Licensee or the voting rights of such shares shall be deemed a violative assignment hereof if such transfer or issuance in any way shall limit or reduce the rights or ability of the current owners of the Licensee to control the business and affairs of the Licensee.

11.4. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Section 10.2 or an action related to intellectual property.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.5. Compliance With Law.  Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

11.6. Force Majeure.  Neither Party shall be liable for failure or delay in performance of any obligation under this Agreement, other than payment of any amount due and payable, if such failure or delay is caused by circumstances beyond the control of the Party concerned, including, without limitation, failures resulting from fires, earthquakes, power surges or failures, accidents, labor stoppages, war, revolution, civil commotion, acts of public enemies, blockade, embargo, inability to secure materials or labor, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, acts of God, or acts or omissions of communications carriers, or other causes beyond the reasonable control of the Party affected, whether or not similar to the forgoing.  Any such cause shall delay the performance of the affected obligation until such cause is removed.

11.7. Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar. A valid waiver must be signed by the Party so waiving.

11.8. Headings. All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any Article or Section hereof.

11.9. Severability.  In the event any provision of this Agreement should be held invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the Parties will use all reasonable efforts to replace the applicable provision with a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

11.10. Entire Agreement.  This Agreement with its appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any term sheets and all prior agreements or understandings between the Parties relating to the subject matter hereof.

11.11. Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Dyax to Licensee are, and shall irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of the Bankruptcy Code.  In the event of the commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder shall be determined in accordance with Section 365(n) thereof.  Unless a Party rejects this Agreement and the other Party decides not to retain its rights hereunder, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all intellectual property and all embodiments of such intellectual property held by the Party and the Party shall not interfere with the rights of the other Party, which are expressly granted hereunder, to such intellectual property and all embodiments of such intellectual property from another entity.

11.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement.

[SIGNATURES SET FORTH ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

DYAX CORP.	LICENSEE: KADMON PHARMACEUTICALS LLC
By: /s/Ivana Magovcevic-Liebisch	By:/s/ Steven N. Gordon
Title: Executive Vice President, CBO and General Counsel	Title: Executive Vice President and General Counsel
Date: July 21, 2011	Date: July 22, 2011

Appendix A

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Appendix B

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Appendix C

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Appendix D

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Appendix E

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Appendix F

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Appendix G

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Appendix H

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Appendix I

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